Exhibit 5.1

Our ref: 356/IPR/12653.0001 Your ref: 18 September 2017

NuCana plc

77 78 Cannon Street

London

England

EC4N 6AF

Dear Sirs

NuCana plc -Registration Statement on Form F-1 – Exhibit 5.1

1.	Background

1.1	We have acted as English legal advisers to NuCana plc, a public limited company incorporated in England and Wales (the “Company”), in connection with the proposed offering (the “Offering”) of American Depositary Shares (the “ADSs”) representing ordinary shares of £0.04 each in the capital of the Company (the “New Shares”). Each ADS represents 1 New Share.

1.2	This opinion letter is being furnished in connection with the registration statement (as amended through the date hereof, the “Registration Statement”) on Form F-1 (No. 333-220392) filed by the Company with the Securities and Exchange Commission (the “Commission”) on 26 June 2017, and amended on 4 August 2017, 1 September 2017 and the date hereof, pursuant to the Securities Act of 1933, as amended (the “Securities Act”), and the rules and regulations promulgated thereunder (the “Rules”).

1.3	We understand that the existing issued shares of the Company are not, and are not intended to be, admitted to trading on any market or exchange, or otherwise listed, in the United Kingdom.

2.	Examination and enquiries

2.1	For the purpose of giving this opinion letter, we have examined:

2.1.1	the Registration Statement;

2.1.2	a certificate dated 18 September 2017 (the “Reference Date”) signed by the company secretary of the Company (the “Officer’s Certificate”)

Bristows LLP is a limited liability partnership registered in England and Wales, registered number OC358808, and is authorised and regulated by the Solicitors Regulation Authority. The word “partner”, used in relation to the LLP, refers to a member of Bristows LLP. A list of the members of the LLP is available for inspection at the LLP’s registered office, 100 Victoria Embankment, London, EC4Y 0DH, United Kingdom

relating to certain factual matters as at the Reference Date and having annexed thereto

2.1.3	copies (certified by the company secretary as being true, complete, accurate and in the case of the memorandum of association and articles of association, up-to-date) of the following documents:

2.1.3.1	the Company’s certificate of incorporation dated 28 January 1997, a certificate of incorporation on change of name dated 28 April 2008, a certificate of incorporation on re-registration as a public limited company dated 29 August 2017, memorandum of association, existing articles of association and its draft articles of association to be adopted pursuant to the Shareholder Resolutions (as defined below) and to be effective from closing of the Offering;

2.1.3.2	a minute of the general meeting of the Company held on 14 September 2017 at which certain shareholder resolutions were passed (the “Shareholder Resolutions”), including the resolutions providing a general authority to allot and disapplying statutory pre-emption rights in respect of the allotment of shares or the grant of rights to subscribe for or convert into shares up to an aggregate nominal amount of £791,497.28 (the “General Authorities”);

2.1.3.3	written resolutions of the board of directors of the Company passed on 14 September 2017 which resolved, inter alia, to proceed with the Offering and to constitute a pricing committee of the board of directors of the Company in connection with the Offering (the “Pricing Committee”); and

2.1.4	draft written resolutions of the Pricing Committee to resolve, inter alia, to allot the New Shares (together with the document listed in paragraph 2.1.2.3 being the “Board Resolutions”, and, the Board Resolutions together with the Shareholder Resolutions being the “Corporate Approvals”).

2.2	For the purpose of giving this opinion letter, we have:

2.2.1	at 9.00 am, London time, on 18 September 2017 made an online search of the register kept by the Registrar of Companies in respect of the Company (the “Company Search”); and

2.2.2	made a telephone enquiry in respect of the Company of the Central Registry of Winding-Up Petitions at 9.00 am, London time, on 18 September 2017 (the “Telephone Search”, and together with the Company Search, the “Searches”).

3.	Assumptions

3.1	In giving this opinion letter we have assumed:

3.1.1	the genuineness of all signatures, seals and stamps;

3.1.2	that each of the individuals who signs as, or otherwise claims to be, an officer of the Company is the individual whom he or she claims to be and holds the office he or she claims to hold;

3.1.3	the authenticity and completeness of all documents submitted to us as originals;

3.1.4	the conformity with the original documents of all documents reviewed by us as drafts, specimens, pro formas or copies and the authenticity and completeness of all such original documents;

3.1.5	the accuracy as to factual matters of each document we have reviewed, including, without limitation, the accuracy and completeness of all statements contained in the Officer’s Certificate;

3.1.6	that the meeting referred to in paragraph 2.1.2.2 was or will be duly convened, constituted and held in accordance with all applicable laws and regulations and that the written resolutions referred to in paragraphs 2.1.2.3 and 2.1.3 were or will be duly passed in accordance with all applicable laws and regulations; that in particular, but without limitation, a duly qualified number or quorum of directors or, as the case may be, shareholders was or will be present in each case throughout the shareholder meeting and voted or will vote (as applicable) in favour of the resolutions (written or otherwise); and that, in the case of a board or committee written resolution, each provision contained in the Companies Act 2006 or the then applicable articles of association of the Company relating to the declaration of directors’ interests or the power of interested directors to vote was or will be duly observed;

3.1.7	that the minutes referred to in paragraph 2.1.2.2 are a true record of the proceedings of the shareholder meeting and that each resolution recorded in those minutes, and in the written resolutions referred to in paragraph 2.1.2.3, has not been and will not be amended, rescinded or superseded and remains or will remain in full force and effect and that the draft written resolution referred to in paragraph 2.1.3 will be passed in the same form, without material amendment, save for completion of the number of New Shares and ADSs being issued, the prices associated with such issuances and the date the Company’s Registration Statement on Form F-1 (File No. 333-220321) was declared effective by the Securities and Exchange Commission;

3.1.8	the Registration Statement, as finally amended, having become effective under the Securities Act;

3.1.9	that the directors of the Company acted or will act in accordance with ss171 to 174 Companies Act 2006 in approving the resolutions recorded in the Board Resolutions and that all actions to be carried out by the Company pursuant to the Corporate Approvals are or will be in its commercial interests;

3.1.10	that no agreement, document or obligation to or by which the Company (or its assets) is a party or bound and no injunction or other court order against or affecting the Company would be breached or infringed by the matters contemplated by the performance of the actions to be carried out pursuant to, or any other aspect of, the Corporate Approvals;

3.1.11	that (i) the information disclosed by the Searches was then complete, up to date and accurate in all respects and has not since been altered or added to, and (ii) the Searches did not fail to disclose any information relevant for the purposes of this opinion letter;

3.1.12	that there are no facts or circumstances (and no documents, agreements, instruments or correspondence) which are not apparent from the face of the documents listed in paragraph 2.1 or which have not been disclosed to us that may affect the validity or enforceability of the documents listed in paragraph 2.1 or any obligation therein or otherwise affect the opinions expressed in this opinion letter;

3.1.13	that the Company is and will at all relevant times remain in compliance with all applicable anti-corruption, anti-money laundering, anti-terrorism, sanctions and human rights laws and regulations;

3.1.14	that all consents, licences, approvals, authorisations, notices, filings and registrations that are necessary under any applicable laws or regulations in order to permit the performance of the actions to be carried out pursuant to the Corporate Approvals have been or will be duly made or obtained and are, or will be, in full force and effect;

3.1.15	that there are no provisions of the laws of any jurisdiction outside England that would have any implication for the opinions we express and that, insofar as the laws of any jurisdiction outside England may be relevant to this opinion letter, such laws have been and will be complied with; and

3.1.16

that the aggregate nominal value of New Shares to be issued and allotted in connection with the Offering will not exceed £791,497.28, less £0.08 (as referred to below), and that all New Shares will be issued and allotted pursuant to the authority and power granted to the directors of the Company under the Shareholder Resolutions and that the General

Authorities have not been and will not be previously utilised otherwise by the allotment of shares or by the grant of rights to subscribe for or convert any security into shares of the Company, other than pursuant to the issue and allotment of shares on 14 September 2017, arising in connection with a consolidation of the Company’s share capital, in an aggregate nominal value of £0.08.

4.	Opinion

4.1	Based on and subject to the foregoing and subject to the reservations mentioned below and to any matters not disclosed to us, we are of the opinion that:

4.1.1	the Company is a public limited company duly incorporated under English law, noting that the Searches, revealed no order or resolution for the winding-up of the Company and no notice of the appointment of a receiver, administrative receiver or administrator in respect of it or any of its assets; and

4.1.2	the New Shares will, when the names of the holders of such New Shares are entered into the register of members of the Company and subject to the receipt by the Company of the aggregate issue price in respect of all the New Shares, be validly issued, fully paid and no further amount may be called thereon.

4.2	This opinion is strictly limited to the matters expressly stated in this paragraph 4 and is not to be construed as extending by implication to any other matter.

5.	Reservations

5.1	The opinions given in this opinion letter are subject to the following reservations:

5.1.1	for the purposes of giving this opinion letter, we have only examined and relied on those documents and made those searches and enquiries set out in paragraphs 2.1 and 2.2 respectively. We have made no further enquiries concerning the Company or any other matter in connection with the giving of this opinion letter;

5.1.2	we have made no enquiry, and express no opinion, as to any matter of fact. As to matters of fact which are material to this opinion letter, we have relied entirely and without further enquiry on statements made in the documents listed in paragraph 2.1;

5.1.3	we express no opinion as to any agreement, instrument or other document other than as specified in this letter or as to any liability to tax which may arise or be suffered as a result of or in connection with the Offering or the transactions contemplated thereby;

5.1.4	this opinion letter only applies to those facts and circumstances which exist as at today’s date and we assume no obligation or responsibility to update or supplement this letter to reflect any facts or circumstances which may subsequently come to our attention, any changes in laws which may occur after today, or to inform the addressee of any change in circumstances happening after the date of this letter which would alter our opinion;

5.1.5	the Searches are not capable of revealing conclusively whether or not a winding-up or administration petition or order has been presented or made, a receiver appointed, a company voluntary arrangement proposed or approved or any other insolvency proceeding commenced. We have not made enquiries of any District Registry or County Court and the Searches may not reveal whether insolvency proceedings have been commenced in jurisdictions outside England and Wales;

5.1.6	the opinions set out in this opinion letter are subject to (i) any limitations arising from applicable laws relating to insolvency, bankruptcy, administration, reorganisation, liquidation, moratoria, schemes or analogous circumstances; and (ii) an English court exercising its discretion under section 426 of the Insolvency Act 1986 (co-operation between courts exercising jurisdiction in relation to insolvency) to assist the courts having the corresponding jurisdiction in any part of the United Kingdom or any relevant country or territory; and

5.1.7	it should be understood that we have not been responsible for investigating or verifying the accuracy of the facts, including statements of foreign law, or the reasonableness of any statements of opinion, contained in the Registration Statement, or that no material facts have been omitted from it.

6.	Law

6.1	This opinion letter and any non-contractual obligations arising out of or in connection with this opinion letter shall be governed by, and construed in accordance with, English law.

6.2	This opinion letter relates only to English law (being for these purposes, except to the extent we make specific reference to an English law “conflict of law” (private international law) rule or principle, English domestic law on the assumption that English domestic law applies to all relevant issues) as applied by the English courts as at today’s date, including the laws of the European Union to the extent having the force of law in England.

6.3	We express no opinion as to, and we have not investigated for the purposes of this opinion letter, the laws of any jurisdiction other than England. It is assumed that no foreign law which may apply to the matters contemplated by the Registration Statement, the Offering, the Company, any document or any other matter contemplated by any document would or might affect this opinion letter.

7.	Disclosure and reliance

7.1	This opinion letter is addressed to you solely for your benefit in connection with the Registration Statement. We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the reference to this firm under the caption “Legal Matters” of the prospectus contained in Part I of the Registration Statement. In giving such consent, we do not admit that we are in the category of persons whose consent is required under section 7 of the Securities Act or the Rules.

7.2	Other than for the purpose set out above, this opinion letter may not be relied upon by you and, may not be furnished to, or assigned to, or relied upon by, any other person, firm or entity for any purpose, without our prior written consent, which may be granted or withheld in our discretion.

Yours faithfully

/s/ Bristows LLP

Bristows LLP